Exhibit 4.2

LINKDOC TECHNOLOGY LIMITED

Number	Class A Ordinary Shares
[no.]	-[no. of shares]-

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 500,000,000 Class A Ordinary Shares of a par value of US$0.00008 each;

(ii) 80,000,000 Class B Ordinary Shares of a par value of US$0.00008 each; and

(iii) 45,000,000 Shares of a par value of US$0.00008 each of such class or classes (however designated) as the Board may determine in accordance with the Post-IPO M&A.

THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                 day of                20                 by:

DIRECTOR             ___________________________________